Exhibit 10.2.1
DATED 27 June 2006
Biwater Plc
and
Adrian Edward White
and
Cascal B.V.
SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on 27 June 2006
BETWEEN:
1.	Biwater Plc, a public company with limited liability incorporated under the laws of England & Wales, having its registered office in Dorking, at Biwater House, Station Approach, Surrey, RH4 1TZ, hereinafter referred to as “Biwater”; and

2.	Adrian Edward White, a United Kingdom resident of c/o Biwater House, Station Approach, Dorking, Surrey RH4 ITZ, hereinafter referred to as “White” and collectively with Biwater as the “Sellers”; and

3.	Cascal B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its offices at Strawinskylaan 3105, 1077 ZX Amsterdam, the Netherlands, hereinafter referred to as the “Purchaser”.
The parties to this Agreement are hereinafter collectively referred to as the “Parties” and individually also as a “Party”.
RECITALS:
(1)	Biwater Supply Limited is a private company with limited liability incorporated under the laws of England & Wales, having its registered office in Dorking, Surrey, England, and with the registered number at Companies House of 02215221 (the “Company”).

(2)	Biwater owns 199,999 ordinary shares (numbers I to 199,999) in the capital of the Company (the “Biwater Ordinary Shares”).

(3)	The Sellers jointly own one (I) ordinary share (number 200,000) in the capital of the Company (the “Sellers Joint Ordinary Share”).

(4)	Biwater owns 3,746,352 preference shares (numbers 1 to 3,746,352) in the capital of the Company (the “Biwater Preference Shares”).

(5)	The Biwater Ordinary Shares, the Sellers Joint Ordinary Share and the Biwater Preference Shares represent all of the issued shares in the capital of the Company and are hereinafter collectively referred to as the “Shares”.

(6)	The Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares, subject to the terms and conditions of this Agreement.

(7)	After the acquisition by the Purchaser of the Shares, the Purchaser will he the holder of the Shares.
IT IS AGREED as follows;

1. INTERPRETATION
1.1 Definitions. In this Agreement the following definitions are used:
“Agreement” means this share purchase agreement, as amended in accordance with its temis;
“Aguas de Panama” means the sociedad anónima organized under the laws of the Republic of Panama;
“Biwater” has the meaning given in the opening of this Agreement;
“Biwater Group” or “Biwater Group Companies” means Biwater Plc and all its subsidiaries and associates, other than the Cascal Group or the Group;
“Biwater Ordinary Shares” has the meaning given in the recitals to this Agreement;
“Biwater Preference Shares” has the meaning given in the recitals to this Agreement;
“Business Day” means a day, other than a Saturday or a Sunday, on which the banks in Amsterdam and London are open for normal business;
“Cascal Group” or “Cascal Group Companies” means Cascal B.V. and all its subsidiaries and associates;
“Company” has the meaning given in the recitals to this Agreement;
“Completion” means the completion of the sale and transfer of the Shares pursuant to Clause 5;
“Completion Date” has the meaning given in Clause 5.1;
“Damages” has the meaning given in Clause 12.2;
“Encumbrance” means any mortgage, pledge, right of retention, retention of title, right of first refusal or other restriction on transfer, any restriction on voting, personal right of enjoyment or use or right to acquire, usufruct, attachment or any other third party right or security interest of any kind or an agreement to create any of the foregoing;
“Governmental Entity” means any federal, provincial, local, domestic, foreign or supranational governmental authority, any court of competition jurisdiction, or any regulatory or administrative agency or commission or other governmental authority, whether federal. provincial, local, domestic, foreign or supranational.
“Group” or “Group Companies” means the Company and all subsidiaries and associates;

“ICC” has the meaning given in Clause 15.2;
“IFC” means the International Finance Corporation;
“Indemnified Party” has the meaning given in Clause 12.9;
“Indemnifying Party” has the meaning given in Clause 12.9;
“Initial Purchase Price” has the meaning given in Clause 3;
“Law” means any law, regulation, directive, covenant, guideline, standard, circular or general policy rule of any Governmental Entity in any jurisdiction;
“Material Adverse Effect” means:
(i) a material adverse effect upon:
(a) the business, operations, assets, liabilities or condition (financial or otherwise) of the Company, taken as a whole; or
(b) the right or ability of any of the Sellers to consummate any of the transactions contemplated in this Agreement; or
(ii) any event or condition which would, with the passage of time or the giving or receipt of notice, constitute a “Material Adverse Effect” described in clause (i);
but excludes any effect resulting from general economic conditions or affecting companies in the industry in which the Company conducts its business generally.
“Order” means any decree, injunction, judgment, order, ruling, writ, quasijudicial decision or award or administrative decision or award of any Governmental Entity to which any person is a party or that is or may be binding on any person or its assets or business.
“Party” or “Parties” has the meaning given in the opening of this Agreement.
“Proceeding” means any suit (whether civil, criminal, administrative, investigative or informal), action, arbitration, audit, proceeding, hearing, investigation, litigation, charge or complaint commenced, brought, conducted or heard by or before any Governmental Entity or before any arbitrator.
“Purchase Price” has the meaning given in Clause 3;
“Purchaser” has the meaning given in the opening of this Agreement;
“Purchaser’s Warranties” has the meaning given in Clause 11.1;
“Sellers” has the meaning given in the opening of this Agreement;

“Sellers Joint Ordinary Share” has the meaning given in the recitals to this Agreement;
“Sellers’ Warranties” has the meaning given in Clause 10.1;
“Shares” has the meaning given in the recitals to this Agreement;
“Third-Party Claim” has the meaning given in Clause 12.9;
“White” has the meaning given in the opening of this Agreement.
1.2 Interpretation. In this Agreement, unless otherwise specified:
1.2.1 the masculine gender shall include the feminine and the neuter and vice versa;
1.2.2 references to a person shall include a reference to any individual, company, association, partnership or joint venture;
1.2.3 references to “include” and “including” shall be treated as references to “include without limitation” or “including without limitation”;
1.2.4 references to documents in “agreed form” shall be to documents agreed between the Parties, annexed to this Agreement and initialled for identification by the Parties;
1.2.5 unless the context requires otherwise, words in the singular shall include the plural and vice versa;
1.2.6 the headings are for identification only and shall not affect the interpretation of this Agreement.
2.	SALE AND PURCHASE
Subject to the terms and conditions of this Agreement, the Sellers hereby sell to the Purchaser and the Purchaser hereby purchases the Shares free from Encumbrances, other than the obligation placed on Biwater under Article III, Section 3.01. of the “Guarantee and Share Retention Agreement” dated 11 April 2003 between Biwater, the Company, Aguas de Panama and IFC that requires Biwater to not sell, transfer, assign, pledge or otherwise dispose of, or encumber or permit any lien to exist over, any of the voting securities of the Company unless Biwater beneficially and of record, directly or indirectly, having less than 51% of the total voting power in Aguas de Panama until such time as all the amounts payable to IFC under the terms of the loan agreement between Aguas de Panama and IFC dated I 1 April 2003 have been paid, and together with all rights attached to the Shares, with title to the Shares passing to the Purchaser at Completion.

3.	CONSIDERATION
Notwithstanding Clause 4 and prior to Completion, the Purchaser shall pay to Biwater the sum of US$13,700,000 (the “Initial Purchase Price”). Within 6 months of Completion, Biwater and the Purchaser will agree the fair market value of Aguas de Panama which is the only material asset of the Company and this fair market value will be the purchase price (the “Purchase Price”). Within one calendar month of Biwater and the Purchaser agreeing the fair market value of Aguas de Panama, and in any event no more than 6 months after Completion, if the Purchase Price is greater than the Initial Purchase Price, the Purchaser will pay Biwater the difference between the Purchase Price and the Initial Purchase Price, and if the Initial Purchase Price is greater than the Purchase Price, Biwater will pay the Purchaser the difference between the Initial Purchase Price and the Purchase Price.
CONDITIONS TO COMPLETION
4.1 Conditions to Each Party’s Obligation. Each of the respective obligations of the Parties is subject to the following conditions:
4.1.1	No applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby; and

4.1.2	No event or events having a Material Adverse Effect shall have occurred since the date of this Agreement.
4.2	Conditions to Obligation of the Purchaser. The obligations of the Purchaser to purchase and pay for the Shares is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Completion Date of the following conditions:
4.2.1	Sellers’ Warranties. Each of Sellers’ Warranties shall be true and correct in all material respects as of the date of this Agreement and as of the Completion Date as though made on the Completion Date.

4.2.2	Performance of Obligations of the Sellers. Each of the Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of Completion.

4.2.3	No Proceedings. No Proceedings shall be pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavourable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) permit consummation of the transactions contemplated by this Agreement only subject to any condition or restriction that has had or would have a Material Adverse Effect.
4.3	Conditions to Obligation of the Sellers. The obligation of the Sellers to sell the Shares to the Purchaser are subject to the satisfaction (or waiver by the Sellers) on or prior to the Completion Date of the following conditions:
4.3.1	Purchaser’s Warranties. Each of Purchaser’s Warranties shall be true and correct in all material respects as of the date of this Agreement and as of the Completion Date as though made on the Completion Date.

4.3.2	Performance of Obligations of the Purchaser. The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of Completion.
4.4	Frustration of Conditions to Completion. Neither the Purchaser nor the Sellers may rely on the failure of any condition set forth in this Clause 4 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable efforts to cause the Completion to occur.
5.	COMPLETION
5.1	Date and Place. Completion shall take place on 30 June 2006 or, if the conditions precedent in Clause 4 have not been satisfied on or before 30 June 2006, the Business Day following the day on which the conditions precedent set forth in Clause 4 are fulfilled (the “Completion Date”). Completion shall take place in the Biwater offices in Dorking, Surrey.

5.2	Post Completion Events. All actions to be completed by the Parties after the Completion Date are set out in Schedule 3 (Post Completion Events).

5.3	Breach of Completion Obligations. If any of the obligations of the Parties under Clause 4 or Clause 5.2 are not complied with on or by the Completion date, the non-defaulting Party shall be entitled, by notice to the other Party, to:
5.3.1	defer Completion (in which case the provisions of this Clause 5 shall apply to Completion as deferred);

5.3.2	proceed to Completion as far as practicable (without limiting its rights, including the right to claim Damages); or

5.3.3	terminate this Agreement as set out in Clause 13.

6.	PAYMENT OE INTERCOMPANY DEBT
6.1	Biwater Group Obligations. Within six (6) calendar months of Completion, Biwater shall cause each of the companies in the Biwater Group to repay all the amounts owed by it to any Group Company, whether due for repayment or not, except for any trade receivables subject to arms-length terms and conditions.

6.2	Croup Companies Obligations. Within six (6) calendar months of Completion, the Purchaser shall cause each Group Company to repay the amounts owed by it to any company in the Biwater Group, whether due for repayment or not, except for any trade receivables subject to armslength terms and conditions.
7.	AGUAS DE PANAMA
7.1.	Guarantees to IFC. The Purchaser and Biwater will, within six (6) calendar months of Completion, jointly approach the IFC with a request to replace Biwater by the Purchaser as a guarantor, with all its related obligations, under the terms of that certain Guarantee & Share Retention Agreement, dated 11 April 2003.

7.2	Provision of Services. Biwater shall cause Biwater International Limited to continue to provide the services of Derek Rubie, Zulay Peters and Juan Severino, or their successors, to the Group Companies, and shall cause Biwater International Limited to maintain the current level of administrative support to Aguas de Panama, in accordance with an agreement to be entered into on the Completion Date, or as soon as possible thereafter, by Biwater International Limited and the Company that will contain, inter alia the terms set out in Schedule 4.

7.3	Operations Sub-Contract. Biwater undertakes to procure the novation, at no cost to Cascal Group, of Biwater International Limited’s operations sub-contract with Aguas de Panama, dated 6 July 2000, to a company within the Cascal Group, as designated by the Purchaser, within six (6) calendar months of Completion.

7.4	Possible Expansion Project.

Prior to this Agreement, the Biwater Group has been pursuing for several years the potential expansion of the existing bulk water supply contract of Aguas de Panama at Laguna Alta. The Purchaser acknowledges the effort that Biwater has made in this regard and in the event that Aguas de Panama is successful in being awarded this potential expansion to the project, the Purchaser will cause Aguas de Panama to provide Biwater with the opportunity to secure the construction work and related activities needed for the expansion of the existing facilities at Laguna Alta, subject to the oversight of the Cascal BV audit committee.

7.5	Outstanding Claims. Biwater hereby confirms that as at the Completion Date, there are no unsettled obligations of Aguas de Panama to the Biwater Group, actual or contingent, that relate to the construction of the existing facilities owned by Aguas de Panama.

7.6	Indemnity. The Purchaser hereby indemnities and will keep the Biwater Group indemnified in respect of the acts and/or omissions of any of the Company’s subsidiary company or branch office prior to and after Completion.
8.	CHINA WATER COMPANY
8.1	Existing Company Obligations. The Purchaser hereby acknowledges to Biwater that it has full knowledge of the obligations entered into by the Company with, inter alia, Sime Darby Hong Kong Limited and Thames Water Aqua International GmbH under the terms of the Agreement for the Sale and Purchase of Shares, dated 14 April 2006, and the Deed of Adherence and Sale of Shares, dated 13 June 2006, respectively, to acquire in total 87% of the issued share capital of China Water Company and further acknowledges that the Purchaser will fully support the Company in carrying out the actions necessary to complete these agreements.

8.2	Invoicing of Deposit. Biwater shall invoice the Company for the $ 1 million deposit paid by Biwater to the vendors of China Water Company within six (6) calendar months of Completion and the Purchaser hereby confirms that the Company shall settle this invoice within six (6) calendar months of Completion.
9.	QTHER COVENANTS
9.1	Access and Investigation. Between the date of this Agreement and the Completion Date, Sellers shall, and shall cause the Company to:
9.1.1	afford the Purchaser and its representatives full and free access to the Company’s personnel, properties, contracts, books and records, and other documents and data;

9.1.2	furnish the Purchaser with copies of all such contracts, books and records, and other existing documents and data as the Purchaser may reasonably request; and

9.1.3	furnish the Purchaser and its representatives with such additional financial, operating, and other data and information as the Purchaser may reasonably request.

9.2	Operation of the Business of the Company. Between the date of this Agreement and the Completion Date, the Sellers shall, and shall cause the Company to:
9.2.1	Conduct the business of the Company only in the ordinary course of business;

9.2.2	Use their best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company;

9.2.3	Confer with the Purchaser concerning operational matters of a material nature; and

9.2.4	Otherwise report periodically to the Purchaser concerning the status of the business, operations, and finances of the Company.
9.3	Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Completion Date, the Sellers shall not, and shall cause the Company not to, without the prior consent of the Purchaser, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Clause 8 of Schedule 2 is likely to occur.

94	No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Clause 13, the Sellers shall not, and shall cause the Company and the Sellers‘ representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than the Purchaser) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

9.5	Best Efforts. Between the date of this Agreement and the Completion Date, the Sellers and the Purchaser shall use their best efforts to cause the conditions set forth in Clause 4 to be satisfied.
10.	SELLERS’ WARRANTIES
10.1	Sellers’ Warranties. The Sellers warrant to the best of their knowledge and belief that each of the Sellers’ warranties as set out in Schedule 2 (Sellers’ Warranties) (the “Sellers’ Warranties”) is true and accurate and not misleading on the date of this Agreement and will, on the Completion Date, he true and accurate and not misleading.
10.2	Notification. The Sellers shall notify the Purchaser of anything that is or may constitute a breach of or may be inconsistent with any of the Sellers’ Warranties as soon as reasonably practical.

10.3	Reliance. The Sellers acknowledge that, in entering into this Agreement, the Purchaser has relied on the Sellers‘ Warranties being true, accurate and not misleading on the date of this Agreement and on the Completion Date.

10.4	Allocation of risk. The Sellers’ Warranties constitute an express allocation of risk between the Purchaser and the Sellers to the effect that the consequences of any Sellers‘ Warranty being untrue, incorrect or misleading are for the account and risk of the Sellers.

10.5	Separate Warranties. Each of the Sellers’ Warranties shall be construed as a separate and independent warranty.
11.	PURCHASER’S WARRANTIES
11.1	Purchaser’s Warranties. The Purchaser warrants that each of the Purchaser’s warranties as set out in Schedule 1 (Purchaser’s Warranties) (the “Purchaser’s Warranties”) is true, accurate and not misleading on the date of this Agreement and will, on the Completion Date, be true, accurate and not misleading.

11.2	Notification. The Purchaser shall notify the Sellers of anything that is or may constitute a breach of or may be inconsistent with any of the Purchaser’s Waranties as soon as reasonably practical.

11.3	Reliance. The Purchaser acknowledges that, in entering into this Agreement, the Sellers have relied on the Purchaser’s Warranties being true, accurate and not misleading on the date of this Agreement and on the Completion Date.

11.4	Allocation of risk. The Purchaser’s Warranties constitute an express allocation of risk between the Purchaser and the Sellers to the effect that the consequences of any Purchaser’s Warranty being untrue, incorrect or misleading are for the account and risk of the Purchaser.

11.5	Separate Warranties. Each of the Purchaser’s Warranties shall he construed as a separate and independent warranty.

12.	INDEMNIFICATION; REMEDIES
12.1	Survival. All representations, warranties, covenants, and obligations in this Agreement will survive Completion by a period of two (2) years.

12.2	Indemnification and Payment of Damages by Biwater. Biwater shall indemnify and hold harmless the Purchaser, and its representatives, shareholders, controlling persons and associates, for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable attorneys’ fees), whether or not involving a Third-Party Claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with any breach of Sellers’ Warranties or any breach by either Seller of any covenant or obligation of such Seller in this Agreement.

12.3	Indemnification and Payment of Damages by the Purchaser. The Purchaser shall indemnify and hold harmless the Sellers, and their respective representatives, shareholders, controlling persons and associates, and shall pay to the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with any breach of the Purchaser’s Warranties or any breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement.

12.4	Limitations on Amount — Biwater. Biwater shall have no liability for breaches under Clause 12.2 (for indemnification or otherwise) until the total of all Damages with respect to such breaches exceeds $100,000 (United States Dollars one hundred thousand), at which point the Purchaser shall be entitled to indemnification for the full amount of such Damages and Biwater shall be liable for all Damages with respect to such breaches; and further provided, that Biwater‘s total liability for all breaches under this Agreement shall not exceed a maximum of 10% (ten per centum) of the Purchase Price.

12.5	Limitations on Amount — Purchaser. The Purchaser shall have no liability for breaches under Clause 12.3 (for indemnification or otherwise) until the total of all Damages with respect to such breaches exceeds $100,000 (United States Dollars one hundred thousand), at which point the Sellers shall be entitled to indemnification for the full amount of such Damages and the Purchaser shall be liable for all Damages with respect to such breaches: and further provided, that the Purchaser’s total liability for all breaches under this Agreement shall not exceed a maximum of 10% (ten per centum) of the Purchase Price .

12.6	Time Limitation for Claims. The Sellers shall be liable under Clause 12.2, and the Purchaser shall be liable under Clause 12.3, until the second (2nd) anniversary of the Completion Date.

12.7	No Cumulation. Neither Party shall not be entitled to recover from the other Party more than once in respect of the same Damage suffered.

12.8	Notification of a Claim. If the Purchaser becomes aware of a breach of a Sellers’ Warranty, or if either of the Sellers becomes aware of a breach of a Purchaser’s Warranty, notice of that fact shall be given to the other Party promptly upon discovery of such breach; provided, however, that failure by a Party to provide such notice within a reasonable time period will not relieve the breaching Party of its liability for such breach.

12.9	Third party claims.
12.9.1	In order for a Party (the “Indemnified Party”) to be entitled to any indemnification provided under this Clause 12 in respect of, arising out of or involving a claim made by any third-party against an Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third-Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the third-party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days of Indemnified Party’s receipt thereof, copies of all notices and documents received by the Indemnified Party relating to the Third-Party Claim.

12.9.2	If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defence thereof and, if it so chooses, to assume the defence thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defence of a Third-Party Claim, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence thereof. If the Indemnifying Party assumes such defence, the Indemnified Party shall have the right to participate in the defence thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defence. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defence thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the ThirdParty Claim as provided above).

12.9.3	At the request of an Indemnified Party, the Indemnifying Party shall defend or prosecute a Third-Party Claim. In such case, all the Indemnified Parties shall cooperate in the defence or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party‘s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defence of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party‘s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defence of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that, by its terms, obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim.
12.10	Mitigation. The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability; provided, however, that such Party shall not be required to make such efforts if they would be detrimental in any material respect to such Party. In the event that the Purchaser or the Sellers, as the case may be, shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall he applicable) notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any third party for any damages that could reasonably be expected to have been avoided if the Purchaser or the Sellers, as the case may be, had made such efforts.

13.	TERMINATION
13.1	Termination events. This Agreement may be terminated at any time before or at Completion:
13.1.1	by mutual written consent of the Purchaser and the Sellers;

13.1.2	by notice of either the Purchaser or the Sellers (as the case may be) if any of the conditions set forth in Clause 4.1 has arisen prior to Completion;

13.1.3	by notice of the Purchaser, if any of the conditions set forth in Clause 4.2 have become incapable of fulfilment, and shall not have been waived by the Purchaser; or

13.1.4	by notice of the Sellers, if any of the conditions set forth in Clause 4.3 have become incapable of fulfilment, and shall not have been waived by the Sellers.
13.2	Effect of termination. If this Agreement is terminated pursuant to Clause 13.1:
13.2.1	all rights and obligations of the Purchaser and the Sellers under this Agreement shall end accept for this Clause 13.2 and the Clauses 1 (Interpretation), 14 (Confidentiality), 15.2 (Notices), 15.11 (Governing law) and 15.12 (Arbitration), which shall remain in full force and effect:

13.2.2	a Party shall not be relieved from liability for a breach prior to termination of any of its warranties, covenants or other obligations in this Agreement; and

13.2.3	the Purchaser shall return all documents and other material received from the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof.
13.3	Undertakings of the Sellers and the Purchaser. The Sellers undertake to notify the Purchaser of anything that is or may constitute a termination event under Clause 13.1 as soon as reasonably practical. The Purchaser undertakes to notify the Sellers of anything that is or may constitute a termination event under Clause 13.1 as soon as reasonably practical.
14.	CONFIDENTIALITY
14.1	Confidentiality.
14.1.1	Subject to Clause 14.1.2 and Clause 14.2, each Party shall treat as strictly confidential and not disclose or use any information relating to this Agreement or any ancillary matter and the negotiations leading up to this Agreement.
14.1.2	The restrictions contained in Clause 14.1.1 shall not apply if and to the extent:
14.1.2.1	disclosure is required by any Law, Order or Governmental Entity;

14.1.2.2	disclosure is necessary to enforce this Agreement in a Proceeding;

14.1.2.3	the other Party has given written consent to disclosure;

14.1.2.4	the information has come into the public domain through no fault of the relevant Party;

14.1.2.5	disclosure is necessary to obtain the advice of any professional adviser, provided that such professional adviser is hound by confidentiality, substantially in the form of Clause 14.1.1; or

14.1.2.6	disclosure is necessary within the relevant Party’s group (e.g., the Biwater Group, the Cascal Group) provided that such company within the Party’s group is bound by confidentiality, substantially in the form of Clause 14.1.1.
14.1.3	In the event of disclosure of information pursuant to Clause 14.1.2.1 or 14.1.2.2, the disclosing Party shall inform the other Parties as to the contents, form and timing of the disclosure made.
14.2	Announcements.
14.2.1	Subject to Clause 14.2.2, none of the Parties shall make any public announcements before or after Completion with respect to this Agreement, the transactions contemplated hereby, or any ancillary matter without the prior written consent of the other Parties.
14.2.2	Notwithstanding Clause 14.2.1, a Party may make an announcement with respect to this Agreement, the transactions contemplated hereby, or any ancillary matter if required by any Law or Order to which that Party is subject, provided that any such announcement shall be made by such Party only after consultation with the other Parties.
14.3	No limitation in time. The restrictions contained in this Clause 14 shall apply without limitation of time.

15.	GENERAL PROVISIONS
15.1	Further assurances. At or following Completion, the Sellers and the Purchaser shall sign all documents and undertake and perform all acts necessary for the fulfilment of their respective obligations under this Agreement.
15.2	Notices. All notices, consents, waivers and other communications under this Agreement must be in writing in English and delivered by hand or sent by regular mail, express courier or facsimile to the appropriate addresses and facsimile numbers set out below (or to such addresses and facsimile numbers as a party may notify the other Parties from time to time) A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery (if delivered by hand, registered mail or express courier) or at the time of successful transmission (if delivered by fax).
If to Biwater:
Biwater plc
Biwater House
Station Approach
Dorking
Surrey RH4 1TZ
Attn: Larry Magor
TELEFAX: +44 1306 885 233
If to White:
Adrian White
Biwater House
Station Approach
Dorking
Surrey RH4 ITZ
TELEFAX: +44 1306 885 233
If to Purchaser:
Cascal B.V.
Biwater House
Station Approach
Dorking
Surrey RH4 I TZ
Attn: Stephane Richer
TELEFAX: +4 1306 746 031
15.3	Expenses. Except as explicitly stated otherwise in this Agreement, each party to this Agreement shall pay its own costs and expenses in relation to the preparation and execution of this Agreement and the sale and purchase of the Shares. The Purchaser shall pay the costs of the Completion Report by PriceWaterhouseCoopers. If a Party exercises its right to terminate this agreement, the provisions of this Clause 15.3 shall be without prejudice to any rights and remedies available to that Party under this Agreement or otherwise.
15.4	Entire agreement. This Agreement constitutes the entire agreement between the Parties relating to the sale and purchase of the Shares. This Agreement supersedes and terminates any earlier agreements, either verbally or in writing, between the Parties relating to the sale and purchase of the Shares and no Party shall have any right or remedy against any other Party arising out of or in connection with any such earlier agreements unless stated otherwise in this Agreement.

15.5	Amendment. This Agreement can only be amended by mutual agreement in writing.

15.6	Assignment. None of the Parties may assign or procure the assumption or its rights and obligations under this Agreement, either in whole or in part, to any other person without the prior written consent of the other Party. The Purchaser, however, has the right to assign or procure the assumption of any (future) rights and obligations under this Agreement to any member of the Cascal Group without any further consent being required including the assumption of joint and several liability for the obligations.

15.7	Partial invalidity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable and which interpretation shall be as close as possible to the intent of the invalid or unenforceable provision.

15.8	No waiver. The rights of the Parties under this Agreement are without prejudice to all other rights and remedies available to the Parties and no failure any Party to exercise, and no delay in exercising, any right under this Agreement in the event of breach of contract by any Party hereto, including the right to termination pursuant to Clause 13.1, will operate as a waiver of such right or any other right under this Agreement.

15.9	Payments. Any payments made by the Seller in respect of a claim of the Purchaser for any breach of this Agreement (including any Claim) shall be deemed an adjustment of the Purchase Price for Dutch Tax purposes.

15.10	Other agreements. Clauses 1 (Interpretation), 14 (Confidentiality), 15.2 (Notices), 15.11 (Governing law) and 15.12 (Arbitration) shall apply mutatis mutandis to all agreements connected with this Agreement save as otherwise provided or as the context may otherwise require in the relevant agreement.
15.11	Governing law. This Agreement shall be governed by laws of England and Wales.

15.12	Arbitration. Any dispute arising in connection with this Agreement or the transactions contemplated hereby shall be settled by the mutual agreement of the Parties. In the event the Parties are unable to reach an amicable settlement, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved under LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. The seat of the arbitration shall be London, England. The language to be used in the arbitration shall be English. The procedural laws for the arbitration shall be the laws of England.

15.13	Counterparts. This Agreement may be signed in any number of counterparts each of which, when executed by one or more of the Parties, shall constitute an original.
THUS AGREED AND SIGNED IN DORKING, SURREY ON 27 JUNE 2006

/s/ David Lawrence Magor Biwater Plc	/s/ Stephane Marcel Jean Richer Cascal B.V.
By: Mr. David Lawrence Magor	By: Stephane Marcel Jean Richer
Title: Director	Title: Executive Director

/s/ Adrian Edward White By: Adrian Edward White

SCHEDULE 1 (PURCHASER’S WARRANTIES)
Any word or expression defined in the Agreement shall, save as otherwise defined or as the context may otherwise require in this Schedule, have the same meaning in this Schedule, and the provisions of Clause 1 of the Agreement shall apply to this Schedule.
GENERAL
1.1.	The Purchaser has been duly incorporated and is validly existing under the laws of its jurisdiction and has the necessary corporate capacity and powers to enter into the Agreement and to perform its obligations under this Agreement.

1.2.	All corporate and other action required to be taken by the Purchaser to authorise the execution of the Agreement and the performance of its obligations under the Agreement has been duly taken.

1.3.	The Agreement has been duly executed on behalf of the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms.

1.4.	The execution and performance of the Agreement do not conflict with or result in a breach of any provision of the articles of association of the Purchaser or any provision of any applicable Law or any agreement to which the Purchaser is a party.

1.5.	No approval, consent, license or notice to any Governmental Entity is necessary to ensure the validity, enforceability or performance of the obligations of the Purchaser under this Agreement or to effect the Completion.

1.6.	There is no pending Proceeding that has commenced or threatened against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated hereby.

1.7.	The Purchaser has sufficient cash available to enable it to consummate the transactions contemplated hereby, including the delivery of the Initial Purchase Price.

1.8.	All legal and other professional advice has been obtained.

SCHEDULE 2 (SELLERS’ WARRANTIES)
Any word or expression defined in the Agreement shall, save as otherwise defined or as the context may otherwise require in this Schedule, have the same meaning in this Schedule, and the provisions of Clause 1 of the Agreement shall apply to this Schedule.
1.	GENERAL
1.1.	Biwater has been duly incorporated and is validly existing under the laws of its jurisdiction and has the necessary corporate capacity and powers to enter into the Agreement and to perform its obligations under this Agreement.

1.2.	All corporate and other action required to be taken by Biwater to authorise the execution of the Agreement and the performance of its obligations under the Agreement has been duly taken.

1.3.	The Agreement has been duly executed on behalf of the Sellers and constitutes legal, valid and binding obligations of the Sellers, enforceable in accordance with its terms.

1.4	The execution and performance of the Agreement do not conflict with or result in a breach of any provision of the articles of association of Biwater or any provision of any applicable Law or any agreement to which the Sellers are, individually or jointly, a party.

1.5	No approval, consent, license or notice to any Governmental Entity is necessary to ensure the validity, enforceability or performance of the obligations of the Sellers under this Agreement or to effect the Completion.

1.6.	There is no pending Proceeding that has commenced or threatened against any of the Sellers and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated hereby.
2.	THE SHARES
2.1	The Sellers are the sole legal beneficial owners of the Shares and have good and marketable title to the shares, free and clear of all Encumbrances, other than the obligation placed on Biwater under Article II, Section 3.01. of the “Guarantee and Share Retention Agreement” dated 11 April 2003 between Biwater, the Company, Aguas de Panama and IFC that requires Biwater to not sell, transfer, assign, pledge or otherwise dispose of, or encumber or permit any lien to exist over, any of the voting securities of the Company unless Biwater beneficially and of record, directly or indirectly, having less than 51% of the total voting power in Aguas de Panama until such time as all the amounts payable to IFC under the terms of the loan agreement between Aguas de Panama and IFC dated 11 April 2003 have been paid, and are authorised to sell and transfer full title to the Shares to the Purchaser without any other restriction.
2.2	Upon delivery to the Purchaser at Completion, or as soon as possible thereafter, of certificates representing the shares, duly endorsed by the Sellers for transfer to the Purchasers, and upon the Sellers’ receipt of the Initial purchase Price, good title to the shares will pass to the Purchaser, free and clear of any Encumbrances, other than those as set out in Clause 2.1 of this Schedule or other than those arising from acts of the Purchaser or its associates.

2.3	No obligations with respect to any of the Shares exist, except those resulting from this Agreement or the articles of association.
3.	CAPITAL STOCK OF THE COMPANY
3.1.	The authorized capital stock of the Company consists of 200,000 Ordinary Shares, par value 10 pence per share, of which 200,000 shares, constituting the Biwater Ordinary Shares and the Sellers Joint Ordinary Share, are issued and outstanding, and 5,500,000 Preference Shares, par value £1 per share, of which 3,746,352 shares, constituting the Biwater Preference Shares, are issued and outstanding.

3.2.	The Shares constitute 100% of the issued and outstanding share capital of the Company. The Shares have been validly issued and fully paid up and are free and clear of Encumbrances. No person has made any claim to the Shares or has claimed any Encumbrances in respect of the shares.

3.3.	No depositary receipts have been issued for any of the Shares.
4.	BOOKS AND RECORDS
The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate actions taken by, the shareholders, the board of directors, and committees of the board of directors of the Company. At Completion, or as soon as possible thereafter, all of those books and records will be in the possession of the Company.
5. SUFFICIENCY OF ASSETS
The assets of the Company are sufficient for the conduct of its business immediately following Completion in substantially the same manner as currently conducted.
6.	COMPLIANCE WITH APPLICABLE LAWS

The Company is in compliance in all material respects with all applicable Laws.
7.	TAXATION
7.1.	All returns, computations and payments which should be or should have been made by the Company for any fiscal purpose have been prepared on a proper basis and submitted within the prescribed time limits and are up to date and correct. None of them is now the subject of or is likely to be the subject of any dispute with the relevant taxation authorities and will not give rise to the disallowance of any relief, allowance deduction or credit or any assessment (including any claim by the relevant taxation authorities for any penalty, interest, surcharge or tine) and no taxation authority has investigated or indicated that it intends to investigate the tax affairs of the Company.

7.2.	All taxation liabilities of the Company including contingent and deterred tax liabilities are fully provided for in the audited accounts of the Company as at 31 March 2006.

7.3.	Since 31 March 2006 the Company has not been involved in any transaction which has given or may give rise to a liability to taxation on the part of the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than corporation tax on normal trading or investment income of the Company arising from transactions entered into in the ordinary course of business, or as a consequence of entering into the obligation as set out in Clause 8 of this Agreement.
8. ABSENCE OF CERTAIN CHANGES AND EVENTS
Since the 31 March 2006, the Company has conducted its business only in the ordinary course of business and there has not been any:
8.1	change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

8.2.	amendment to the organizational documents of the Company;

8.3	payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee;

8.4	adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension,

retirement, or other employee benefit plan for or with any employees of the Company;
8.5.	material adverse change in the business, operations, properties, prospects, assets or conditions of the Company that would have a Material Adverse Effect on the Company, and no event has occurred or circumstance exists that may have a Material Adverse Effect;

8.6.	entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to the Company of at least $500,000 (United States Dollars five hundred thousand), other than the obligation as set out in Clause 8 of this Agreement;

8.7.	sale (other than in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge or imposition of any Encumbrance on any material asset or property of the Company;

8.8.	material change in the accounting methods used by the Company; or

8.9.	agreement, whether oral or written, by the Company to do any of the foregoing.

SCHEDULE 3 (POST COMPLETION EVENTS)
1.	Obligations of the Sellers. Within 6 months of Completion, the Sellers shall deliver or make available to the Purchaser:
1.1.	written resignations of the directors and secretary of Biwater;

1.2.	written resignations of the following directors of Aguas de Panama;
1.2.1.	Mr. Adrian Edward White

1.2.2.	Mr. David Lawrence Magor

1.2.3.	Mr. Grahame Sweetsur
1.3.	certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate tax stamps, if any; and

1.4.	all books and records of the Company.
2.	Obligations of the Sellers and the Purchaser. Biwater International Limited and Aguas de Panama shall execute a shared services agreement pursuant to Clause 7.2.

SCHEDULE 4
TERMS FOR INCLUSION IN THE SHARED SERVICES AGREEMENT IN
PANAMA
Dated ______ 2006
MANAGEMENT SERVICES AGREEMENT
Between
AGUAS DE PANAMA S.A.
And
BIWATER INTERNATIONAL LIMITED

THIS AGREEMENT is made the                      day of                      2006
BETWEEN
(1)	AGUAS DE PANAMA S.A., a sociedad anónima organized and existing under the laws of the Republic of Panama (hereinafter referred to as “APSA”) and

(2)	BIWATER INTERNATIONAL LIMITED, a corporation organised and existing under the laws of England and Wales, whose registered office is at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ, England (hereinafter referred to as “Biwater”)
WHEREAS:

A	By a concession contract (the “Concession”) commencing on 14 April 1998, and expiring in September 2032, APSA has the obligation to supply bulk water to Instituto de Acueductos y Alcantarillados Nacionales from the water treatment plant that APSA has constructed at Laguna Alta

B	The shareholder of APSA, Biwater Supply Limited, is being sold by its current owner, Biwater Plc, to a new owner, Cascal BV (“Cascal”) on or around 30 June 2006.

C	Cascal wishes to utilise the skills and resources that Biwater currently employs in Panama City to ensure the existing levels of management control and administration of APSA are maintained. Hence APSA wishes to engage Biwater, with effect from [1 July] 2006 (the “Commencement Date”), for the performance of certain services (the “Services”), as more fully detailed in the Appendix hereto.

D	The parties having discussed and agreed the terms of such engagement.
NOW THEREFORE IT IS AGREED as follows:
1	The Services
1.1	APSA hereby engages Biwater on an exclusive basis to, and Biwater shall provide the Services as and when called upon to do so by, APSA, utilising for the purpose appropriately trained and experienced personnel. Initially the services will be provided by Derck Rubic, Juan Severino and Zulay Peters and thereafter by their suitably qualified successors.

1.2	If it is necessary for the lender to APSA, the International Finance Corporation (“IFC”) to give its consent to this agreement, Biwater will use its reasonable endeavours to assist Cascal in obtaining such consent from IFC.

2	Term

This Agreement shall be deemed to have come into effect on the Commencement Date and, subject to Clauses 6, 7 and 8, shall continue for a term equivalent to that of the Concession.

3	Payment

3.1	In consideration of the Services provided by Biwater to APSA, APSA shall pay to Biwater on a monthly basis the sum of US$20,000 (United States Dollars twenty thousand), as adjusted by Clause 3.2. Payment shall be made not later than thirty (30) days after the date of the submission of Biwater‘s invoice.

3.2	Such monthly charge shall be adjusted at each anniversary of the Commencement Date in accordance with the annual change in a relevant Panamanian inflation index, namely the [.] for [December] of the preceding year, published by the [•] of the Panamanian Government (or any future modification thereof).

3.3	If the payment of any sum due under Clause 3.1 is delayed Biwater shall be entitled to charge interest on the amount unpaid during the period of delay. The rate of interest shall be two percent per annum above the prevailing HSBC UK base lending rate.

4	Provision of Services in Panama

4.1	APSA shall:

4.1.1	make available at no charge to the employees and/or contractors of Biwater, when engaged in performing the Services in Panama, at the Laguna Alta site, adequate office accommodation including facilities for photocopying, telecommunication and other necessary activities.

4.2	Each party shalt be responsible for the conduct of its employees and/or contractors while Biwater is engaged in providing the Services on the premises of APSA and each shall indemnify the other against any and all claims, proceedings, costs, expenses, loss or damage which it may incur in consequence of any act, omission or negligence of the employees or contractors of the indemnifying party while so engaged, PROVIDED THAT the indemnity of Biwater and APSA hereunder shall’be subject to the limitation set forth in Clause 10.2 hereof.

5	Force Majeure

5.1	In this Agreement “force majeure” shall mean any cause preventing either party from performing any or all of its obligations which arises from, or is attributable to acts, events, omissions or accidents beyond the reasonable control of the party so prevented, including without limitation strikes, lock-outs or other industrial disputes (whether involving the workforce of the party so prevented or of any other party), act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, tire, flood or storm or default of suppliers or sub-contractors.

5.2	If either party is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, that party shall forthwith serve notice in writing on the other party specifying the nature and extent of the circumstances giving rise to force majeure, and shall (subject to service of such notice and to Clause 5.3) have no liability in respect of the performance of such of its obligations as are prevented by the force majcurc events during the continuation of such events, and for such time after they cease as is necessary for that party, using all reasonable endeavours, to recommence its affected operations in order for it to perform its obligations.

5.3	The party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of force majeure shall use all reasonable endeavours to bring the force majeure event to a close or to find a solution by which the Agreement may be performed despite the continuance of the force majeure event.

6	Termination for Default

6.1	Either party may terminate this Agreement at any time upon written notice to the other if the other party defaults by failing to perform any substantial obligation on its part. The termination will become effective thirty (30) days after receipt of written notice unless during the relevant period of 30 days the defaulting party has remedied the default or (if the default is not capable of remedy within 30 days) is diligently proceeding to cure the default by taking active, effective and continuing steps to do so and the default is in fact cured within a reasonable period of time after receipt of the relevant notice.

6.2	The termination of this Agreement for any reason shall be without prejudice to any rights or obligations which shall have accrued or become due between the parties prior to the date of termination.
Termination of Concession
In the event that the Concession is terminated for any reason whatsoever before the expiry of this Agreement APSA shall give notice thereof forthwith to Biwater and, subject to Clause 6.2, this Agreement shall be deemed to have been terminated at the same time as the Concession.
Insolvency
This Agreement may be terminated forthwith by either party on giving notice in writing to the other if the other party shall pass a resolution for winding-up (otherwise than for the purpose of a solvent amalgamation or reconstruction where the resulting entity assumes all of the obligations of the relevant party under this Agreement) or a court shall make an order to that effect, or if the other party shall cease to carry on its business or substantially the whole of its business, or becomes or is declared insolvent or commits any act of bankruptcy or convenes a meeting of or makes or proposes to make any arrangement or composition with its creditors or if a liquidator, receiver, administrator or similar officer is appointed of any of the assets of the other or any analogous step is taken in connection with the other‘s insolvency.
9	Law and Jurisdiction

9.1	This Agreement shall be governed by and construed in accordance with the laws of England.

9.2	Any dispute arising in connection with this Agreement or the transactions contemplated hereby shall be settled by the mutual agreement of the Parties. In the event the Parties are unable to reach an amicable settlement, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved under LC1A Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. The seat of the arbitration shall be London, England. The language to be used in the arbitration shall be English. The procedural laws for the arbitration shall be the laws of England.

10	Limitation of Liability

10.1	The liability of Biwater in relation to the provision of the Services shall be limited to the failure to exercise such reasonable skill and care as may be expected of appropriately qualified persons performing the Services.

10.2	The liability of Biwater to APSA in the event of failure by Biwater under this Agreement shall be the repetition by Biwater or the performance of that part of the Services as may be necessary to overcome such failure.

10.3	Neither Party shall be liable to the other for any loss of profit, loss of use, loss of business or for any other indirect or consequential damage that may be suffered by the other.

11	Notices

11.1	Any notice or other communication given under this Agreement shall be in writing and may be served by delivering it personally or sending it by registered airmail or by fax to the address and for the attention of the relevant party set out in sub-clause 11.2 (or as otherwise notified by that party hereunder). Any such notice shall be deemed to have been received:

11.1.1	if delivered personally, at the time of delivery;

11.1.2	in the case of registered airmail, five days from the date of posting; and

11.1.3	in the case of fax, at the time of dispatch,

provided that if deemed receipt occurs before 9am on a Business Day the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

11.2	The addresses and fax numbers of the parties for the purposes of Clause 11.1 are:
(1)	Aguas de Panama S.A.
Address: [•]
For the attention of: [•]
Fax number: [•]
with a copy to:
Biwater Supply Limited
Address: Biwater House, Station Approach, Dorking, Surrey RH4 1TZ,
England
For the attention of: the Company Secretary
Fax number: 00-44-1306-74 6031
(2)	Biwater International Limited
Address: Biwater House, Station Approach, Dorking, Surrey RH4 1TZ,
England
For the attention of: the [•]
Fax number: 00-44-1306-74[6 •]
or such other address or facsimile number as may be notified in writing from time to time by either party to the other.
11.3	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out, in Clause 11.2 (or as otherwise notified by that party hereunder) and delivered either to that address or into the custody of the postal authorities as a registered airmail letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in Clause 11.2 (or as otherwise notified by that party hereunder).

12	Agency, Partnership of Joint Venture Excluded

Nothing in this Agreement shall be construed as establishing or implying any partnership or joint venture between the parties hereto and nothing in this Agreement shall be deemed to constitute either of the parties hereto as the agent of the other party or authorise either party;

12.1	to incur any expenses on behalf of the other party;

12.1.1	to enter into any engagement or make any representation or warranty on behalf of the other party;

12.1.2	to pledge the credit of, or otherwise bind or oblige, the other party; or

12.1.3	to commit the other party in any way whatsoever, without in each case obtaining the other party’s prior written consent.

13	Assignment

Neither party shall without the prior written consent of the other (such consent not to be unreasonably conditioned, withheld or delayed) assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, or purport to do any of the same, nor subcontract any or all of its obligations under this Agreement.

14	Intellectual Property Rights (“1PR”) and Confidential Information

l4.1 All IPR of whatsoever description used or developed for or attaching to material transferred by Biwater to APSA under this Agreement shall remain the property of Biwater.

14.2	“Confidential Information” shall mean all information disclosed by one party to the other in material form (including without limitation in a written document), provided that such item of information either contains or bears thereon (in either case in a prominent position), or is accompanied by, a written statement that the same is confidential or proprietary.

14.3	Each party will take all proper steps to keep confidential all Confidential Information of the other which is disclosed to or obtained by it pursuant to or as a result of this Agreement, and will not divulge the same to any third party and will allow access to the same to its own staff only on a “need to know” basis, except to the extent that any such information becomes public through no fault of that party. Upon termination of this Agreement each party will return to the other any equipment and written data (without retaining copies thereof) provided for the purposes of this Agreement. Notwithstanding the expiry or earlier termination of this Agreement for whatever reason, the obligations and restrictions in this Clause 14 shall be valid for the term of this Agreement and for a period of five years from the expiry or earlier termination hereof.

15	Change of Control

This Agreement may be terminated by either party by summary notice to the other party in the event that Cascal BV (or it’s successor company) ceases to be the Strategic Investor in APSA. For the purposes of this Agreement, Strategic Investor is defined as being the beneficial owner, either directly or indirectly, of at least 50% of the voting equity capital of APSA.

16	Entire Agreement

16.1	This Agreement contains all the terms which the parties have agreed in relation to the transactions provided for by this Agreement and neither of the parties to this Agreement has been induced to enter into this Agreement by a statement or promise which it does not contain, PROVIDED THAT nothing in this Agreement shall be deemed to relieve either party of liability for fraudulent misrepresentation.

16.2	No term of this Agreement maybe varied or waived otherwise than by an instrument in writing signed by the party to be bound thereby.

17	Severance

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the validity and enforceability of the remainder of this Agreement shall not be affected.

18	Headings

The clause headings in this Agreement are for convenience of reference only and shall not modify, define, expand or limit the meanings of any of the terms hereof.
AS WITNESS the hands of the duly authorised representatives of the parties the day and year first above written

Signed by	)
for and on behalf of	)
Aguas dc Panama S.A.	)

Signed by	)
for and on behalf of	)
Biwater International Limited	)

APPENDIX
The Services shall consist of the following:
1.	Oversight and supervision by Derek Rubie and Juan Severino (or their successors) of the operations at the Laguna Alta facility and all related locations including the intake facilities at the lake, with 24 hour emergency call-out support as and when necessary.

2.	Technical support from Derek Rubie and Juan Severino (or their successors) with 24 hour call-out support as and when necessary.

3.	Liaison with IDAAN on all contractual matters.

4.	Preparation, submission, dealing with queries, and collecting payment of the monthly invoices for bulk-water supply, and any other ad hoc invoices, to IDAAN. Pursuing the agreed mechanisms for collecting payment in the event that IDAAN do not pay any invoice by the due date.

5.	Administration services including:
a.	all human resource matters related to APSA employees and the preparation and processing of periodic payrolls in accordance with Panamanian laws and regulations;

b.	negotiating with suppliers of goods and services to APSA, issuing purchase orders, processing and payment of supplier invoices in accordance with the terms of their order(s);

c.	other administration services that are required to properly maintain all the obligations of APSA as a Panamanian company;
6.	Accounting services including:
a.	maintaining proper books of account for APSA so that appropriate monthly management accounts and periodic audited financial statements can be efficiently produced;

b.	maintaining adequate systems and procedures in order to ensure that all the accounting records are accurate and maintained to internationally recognized standards;

c.	preparing monthly financial reports for APSA and submitting them to Cascal in accordance with Cascal’s reporting timetable;

d.	preparing and submitting tax returns as required for APSA under Panamanian tax laws;

e.	preparation of periodic forecasts for APSA in a format to be agreed with the Cascal Chief Financial Officer.

7.	Periodic reporting to IFC in order to comply with the terms of the IFC loan agreements entered into by APSA.

8.	Periodic reporting to Cascal in a format to be agreed with the Chief Executive Officer of Cascal.